Exhibit 10.20

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN OF

AVON PRODUCTS, INC.

AMENDED AND RESTATED AS OF JANUARY 1, 2009

SECTION 1

INTRODUCTION

Avon Products, Inc. (the “Company”) adopted the Supplemental Executive Retirement and Life Plan, originally effective as of January 1, 1982, and last amended and restated such plan as of July 1, 1998. The Company has now amended and restated such plan to comply with Section 409A, and bifurcated the Supplemental Executive Retirement and Supplemental Life portions of such plan into separate plan documents, this plan being one of those plan documents. The terms of this plan document shall be effective as of January 1, 2009 and this plan shall hereinafter be referred to as the Supplemental Executive Retirement Plan of Avon Products, Inc. (the “Plan”). With respect to distributions made under the Plan and calculating the amount of such distributions, this plan document governs distributions that begin on or after January 1, 2009. Distributions under the Plan that began prior to January 1, 2009 (and calculating the amount of such distributions) are governed by the distribution and benefit calculation provisions in the version of the Plan in effect at the time such distributions began (as modified by the Company in order to ensure good faith compliance with Section 409A during the period of time prior to January 1, 2009), and by the terms of this plan document only to the extent not inconsistent with such distribution and benefit calculation provisions.

In order to afford Participants and their Beneficiaries the maximum security, the Company has established a grantor trust (the “Trust”) to aid it in accumulating the amounts necessary to satisfy its contractual liability to pay certain benefits under the terms of the Plan. The Plan provides for the Company to pay all benefits and administrative costs from its general assets to the extent not paid by the Trust. The establishment of the Trust shall not convey rights to the Participants that are greater than those of the general creditors of the Company and shall not affect the Company’s continuing liability to pay Plan benefits and administrative costs, except that the Company’s liability shall be offset by actual benefits and administrative cost payments, if any, made by the Trust.

SECTION 2

DEFINITIONS

As used in the Plan, the masculine pronoun shall include the feminine and the feminine pronoun shall include the masculine unless otherwise specifically indicated. In addition, the following words and phrases as used in the Plan shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actuarial Equivalent” shall refer to a benefit of equivalent value and shall have the same definition as such term has under the Retirement Plan.

2.2 “Annual Benefit Offset” shall mean the aggregate annual retirement allowance that would have been payable to a Participant under the Retirement Plan and the Other Plans, expressed in the form of a single life annuity, which form of benefit shall be the Actuarial Equivalent of the aggregate benefits that would be payable under such plans if they commenced on the same date as the Supplemental Retirement Allowance. In calculating the Annual Benefit Offset, for purposes of determining the annual retirement allowance payable under the Retirement Plan, such allowance shall be deemed to be the annual retirement allowance that would have been payable to the Participant under the formula contained in the Retirement Plan on June 30, 1998, if such formula had continued in effect after that date until the Participant’s retirement or death.

2.3 “Average Final Compensation” shall mean the average annual Compensation of a Participant during the three (3) years of the Participant’s last ten (10) years of Creditable Service in which the Participant’s Compensation was highest. If a Participant has less than three (3) years of Creditable Service, Average Final Compensation shall be computed over all such years. In the event that a Participant has a “Partial Compensation Year” (as that term is defined in Section 1 of Appendix VI of the Retirement Plan), solely for purposes of determining a Participant’s three (3) years of Compensation to be used in calculating his Average Final Compensation, the Participant’s Compensation for such Partial Compensation Year shall be annualized in accordance with the rules set forth in the last sentence of the penultimate paragraph of Section 1 of Appendix VI of the Retirement Plan; provided that the reference in such sentence to the “sixth highest year” shall be replaced with a reference to the “fourth highest year.”

2.4 “Beneficiary” shall mean the person or persons designated by a Participant as his beneficiary, such designation to be made in a time and manner determined by the Retirement Board. If a Participant fails to designate a beneficiary or if a beneficiary predeceases a Participant, then the Participant’s spouse shall be the beneficiary, or if no spouse survives the Participant, then the Participant’s estate shall be the beneficiary. A Participant may change his beneficiary at the time and in the manner determined by the Retirement Board.

2.5 “Beneficiary’s Allowance” shall mean the benefit payable to the Beneficiary of certain Participants as described in Section 5.

2.6 “Board of Directors” shall mean the board of directors of the Company.

2.7 “Change of Control” shall mean:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that for purposes of this Section 2.7(a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Section 2.7(c); and provided further that, if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds twenty percent (20%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, then such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty (20%) or more of the Outstanding Company Voting Securities; or

(b) individuals who, as of January 1, 2009, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c) the approval by the shareholders of the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”), or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, then the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, any Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred with respect to any individual by reason of any actions or events in which such individual participates in a capacity other than in his capacity as an officer or employee of the Company (or as a director of the Company or a Subsidiary, where applicable).

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Compensation” shall mean the regular salary or wages paid to an Active Participant or deferred for services rendered to the Company or a Subsidiary during any year in which the Participant accrues Creditable Service, including any deferrals under a 401(k) plan or salary reduction under a “Section 125 plan” of the Company or a Subsidiary, plus any annual bonus (as opposed to a bonus or award that is based on performance over multiple years) payable to an employee (disregarding any election to defer the receipt thereof) under the Company’s Management Incentive Plan, Variable Incentive Plan, Executive Incentive Plan, or any similar or successor plan for services performed during the prior year; provided that Active Participants eligible to participate in the Management Incentive Plan are not eligible to participate in the Variable Incentive Plan after January 1, 1998, but the bonus payable to the Active Participants participating in the Variable Incentive Plan prior to January 1, 1998 will continue to be included in Compensation. Unless otherwise expressly provided in a

Participant’s Individual Agreement, Compensation shall not include special termination or severance payments or benefits, whether characterized as such, made pursuant to any employment agreement, separation agreement, severance plan or policy, or any similar arrangement.

Notwithstanding the foregoing, with respect to any period of absence (during which disability benefits are being paid to the Participant under the Company’s short-term or long-term disability plan) that is included as Creditable Service, the Participant’s annual Compensation for purposes of the Plan during such period of absence shall be deemed to be the greater of (i) his Compensation in his last full calendar year of employment immediately preceding the beginning of such absence, or (ii) the actual Compensation that he received in the year the absence began.

2.10 “Compensation Committee” means the Compensation Committee appointed by the Board of Directors.

2.11 “Creditable Service” shall mean:

(a) the total number of years and completed months of service rendered by an Active Participant as an employee of the Company or any Subsidiary;

(b) periods of authorized leaves of absence from the Company or a Subsidiary approved by the Retirement Board, including but not limited to leaves required to be granted pursuant to the Family and Medical Leave Act of 1993 and the Uniformed Services Employment and Reemployment Rights Act, and, notwithstanding any other provision of the Plan to the contrary, any period of absence while disability benefits are being paid to the Participant under the Company’s short-term or long-term disability plans, provided that no Creditable Service will accrue for any portion of a leave of absence that extends beyond the date that the Participant incurs a “separation from service” (as that term is defined in Section 409A);

(c) any prior Creditable Service under the Plan rendered by an employee who was formerly a Participant and who subsequently becomes a new Active Participant pursuant to Section 3; and

(d) service that is recognized for purposes of the Plan by reason of any Outside Agreement.

Subject to approval by the Compensation Committee, a Participant may be granted additional years of Creditable Service either for purposes of determining the amount of the allowance under the Plan or for purposes of satisfying the service requirements necessary for benefits under the Plan, or both. Additional service granted under a specific provision of the Plan or under provisions of individual contracts with the Participant or under any severance plan or policy of the Company covering the Participant shall also be included in determining Creditable Service, but only in accordance with the specific terms of such provisions.

2.12 “Dependent Child” shall have the meaning set forth in the Participant’s Individual Agreement.

2.13 “Dependent Children’s Allowance” shall mean the benefit payable to the Dependent Children as described in Section 5.2.

2.14 “Domestic Partner” shall mean, effective January 1, 1999, an individual of the same or opposite sex as the Participant, who shares a committed and mutually dependent relationship with the Participant, and

(a) both the Participant and the Domestic Partner are at least the age of consent for marriage in the Participant’s state of residence, and

(b) the domestic partnership is an exclusive relationship with the Participant in which the Domestic Partner resides with the Participant and intends to do so permanently, and

(c) the Domestic Partner is mutually responsible with the Participant for basic living expenses, and

(d) the Domestic Partner is not related by blood to a degree of closeness that would prohibit legal marriage, and

(e) the Domestic Partner is not married to, or in a domestic partner relationship with, anyone else, and

(f) the Participant has filed an Affidavit of Eligibility for Domestic Partner Benefits with the Retirement Board.

An individual shall cease to be a Domestic Partner upon the filing by the Participant of an Affidavit of Termination of Domestic Partnership with the Retirement Board.

2.15 “Early Retirement Allowance” shall mean the Supplemental Retirement Allowance that is payable to an Active Participant who retires before attaining Normal Retirement Age, but after attaining age 55 with fifteen (15) or more years of Creditable Service, or after attaining an age that, when added to his Creditable Service, totals at least 85 years.

2.16 “Hardship Retirement Allowance” means a Supplemental Retirement Allowance that may be payable to an Active Participant pursuant to Section 4.1(b).

2.17 “Individual Agreement” means a written agreement entered into between the Company and a Participant that specifically refers to benefits payable to or on behalf of such Participant under the Plan. The intent of the parties to any such Individual Agreement is, in part, to cause benefits payable under the Plan to be in compliance with Section 409A.

2.18 “Nonforfeitable” shall refer only to the vested unsecured contractual right of a Participant, his Beneficiary, and his Dependent Children, if any, to benefits under the Plan. In no event shall “Nonforfeitable” imply any preferred claim on or to, or any beneficial ownership interest in, any assets of the Company or its Subsidiaries before those assets are paid to any individual pursuant to the terms of the Plan. As provided in Sections 8.5 and 8.6, certain events may result in the forfeiture of Nonforfeitable benefits.

2.19 “Normal Retirement Age” shall mean age 65.

2.20 “Normal Retirement Allowance” shall mean the Supplemental Retirement Allowance that is payable to an Active Participant who retires after attaining Normal Retirement Age.

2.21 “Other Plans” shall mean the employer-provided portion of any defined benefit pension plan sponsored by the Company (other than the Retirement Plan) or any Subsidiary and of any retirement or pension allowance (but not any form of severance or special termination payment) set forth and payable pursuant to any employment contract or any other agreement (other than an individual deferred compensation contract under which elective employee salary or bonus deferrals are made) between the Participant and the Company or a Subsidiary.

The term “Other Plans” shall also include the employer-provided portion of any other pension or retirement plans sponsored by the predecessor employer of a Participant and of any retirement or pension allowance (but not any form of severance or special termination payment) set forth and payable pursuant to any employment contract or any other agreement (other than an individual deferred compensation contract under which elective employee salary or bonus deferrals are made) between the Participant and the predecessor employer of a Participant providing for benefits attributable in whole or in part to service that is recognized under the Plan as Creditable Service.

Notwithstanding the foregoing, the employer-provided portion of the benefits paid or payable to or on behalf of a Participant pursuant to Other Plans shall only include a proportionate share of such benefits based on the ratio by which the portion of the service recognized under the Other Plan that is recognized as Creditable Service bears to the total service recognized under the Other Plan.

2.22 “Outside Agreement” shall mean a written agreement entered into between a duly authorized officer of the Company with authority to act in the matter and a Participant that recognizes any period of time prior to the commencement of such Participant’s employment with the Company as service for purposes of certain retirement or other benefits or modifies any of the benefits or provisions of the Plan. A Participant’s Individual Agreement is a form of Outside Agreement.

2.23 “Participant” shall mean any Active Participant, Retired Participant, or Vested Participant.

(a) “Active Participant” shall mean an employee from the time participation in the Plan begins pursuant to Section 3 until the earliest of the time:

(i) the Participant retires;

(ii) the Participant dies;

(iii) the Participant terminates employment with the Company and its Subsidiaries; or

(iv) the Plan is terminated.

In addition, if a Participant is placed on inactive employee status, as defined by the Retirement Board from time to time under uniform and nondiscriminatory rules, and, at the date of such change in status, the Participant has attained age 62 or the sum of the Participant’s age and years of Creditable Service total at least 80 years, then the Participant will continue as an Active Participant in the Plan; provided that such Participant shall cease to be an Active Participant no later than the date that such Participant “separates from service” (as that term is defined in Section 409A).

(b) “Retired Participant” shall mean a former employee who has retired on or after meeting the requirements for a Supplemental Retirement Allowance under Section 4.

(c) “Vested Participant” shall mean an employee or former employee of the Company or Subsidiary who ceased to be an Active Participant, who has not become a Retired Participant, and who, by virtue of Section 9, has a Nonforfeitable right to benefits under the Plan.

2.24 “Retirement Board” shall mean the administrative board or any successor thereto that administers the Retirement Plan.

2.25 “Retirement Plan” shall mean, prior to July 1, 1998, the Employees’ Retirement Plan of Avon Products, Inc. and, thereafter, the Avon Products, Inc. Personal Retirement Account Plan, as amended from time to time.

2.26 “Section 409A” shall mean Section 409A of the Code, including any regulations and other guidance issued under such Section.

2.27 “Subsidiary” shall mean any majority-owned subsidiary of the Company.

2.28 “Supplemental Retirement Allowance” shall mean the benefit referred to in Section 4.

2.29 “Surviving Spouse” shall mean the spouse to whom a Participant was married on the date that the Participant’s Supplemental Retirement Allowance commenced under the Plan, or on the Participant’s date of death, if earlier.

SECTION 3

PARTICIPATION

3.1 Commencement of Participation.

(a) Each individual who was a Participant as of June 30, 1998, shall be a Participant on July 1, 1998. A listing of Participants as of July 1, 1998 is maintained in the records of the Company, which records may be updated by the Company from time to time, provided that all updates shall be attested by the signatures of two members of the Retirement Board.

(b) The Compensation Committee shall have the authority to include, as Active Participants, officers of the Company on the U.S. payroll, at the level of Senior Vice President or above, who are covered by individual employment agreements with the Company that have been approved by the Board of Directors, and such other management or highly compensated employees of the Company or a Subsidiary (within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended) as it deems fit. Notwithstanding the foregoing, no new participants will be added to the Plan after December 31, 2008.

3.2 Termination of Participation.

When an individual ceases to be an Active Participant, he shall cease to be a Participant and shall have no rights to a Supplemental Retirement Allowance unless he is a Vested Participant or a Retired Participant.

SECTION 4

SUPPLEMENTAL RETIREMENT ALLOWANCES

4.1 Nonforfeitable Right to a Supplemental Retirement Allowance.

(a) A Participant’s right to receive a Supplemental Retirement Allowance, the formula for calculating the amount of any such Supplemental Retirement Allowance, and the time and form of payment of any such Supplemental Retirement Allowance are set forth in such Participant’s Individual Agreement. A Participant’s right to receive a Supplemental Retirement Allowance is subject to the provisions of Section 8.

(b) An Active Participant who has not attained Normal Retirement Age, but who has attained age 58 and completed fifteen (15) or more years of Creditable Service, and who is deemed to be suffering from a hardship, as determined in the sole and unilateral discretion of the Retirement Board on a case-by-case basis, shall have a Nonforfeitable right to his Supplemental Retirement Allowance, subject to Section 8, and may retire and receive payment of a Hardship Retirement Allowance. Payment of the Hardship Retirement Allowance shall commence at the time and in the form set forth in such Participant’s Individual Agreement.

(c) Approval by the Retirement Board under this Section 4.1 may be evidenced by the written consent of any two members of the Retirement Board. In the event that the Plan is amended or terminated, or in the event of a Change of Control, Participants shall have the right to a Supplemental Retirement Allowance pursuant to Section 9.

4.2 Amount of Supplemental Retirement Allowance.

(a) The formula used to calculate the amount of a Participant’s Supplemental Retirement Allowance is set forth in his Individual Agreement.

(b) Notwithstanding the provisions of Section 4.2(a), any Participant entitled to a Normal Retirement Allowance who (i) is or was an officer of the Company as of January 1, 1995, at the level of Senior Vice President or above, and covered by an individual employment agreement with the Company that was approved by the Board of Directors, or (ii) is or was a senior executive designated by the

Compensation Committee as eligible to receive a minimum allowance, shall receive an annual Normal Retirement Allowance that, when added to the Actuarial Equivalent of the benefit paid or payable to such Participant under the Retirement Plan and Other Plans, assuming that the Participant began to receive his benefit under the Retirement Plan and Other Plans at the same time that the Normal Retirement Allowance commences under the Plan (expressed as an annual benefit in a form that is the same as the form in which the Supplemental Retirement Allowance is payable), is not less than fifty percent (50%) of the Participant’s Average Final Compensation. Such benefit under the Retirement Plan and Other Plans shall be calculated in a manner similar to that set forth in the definition of Annual Benefit Offset.

(c) Except to the extent explicitly provided to the contrary in a Participant’s Individual Agreement, the annual Early Retirement Allowance for Participants who have a Nonforfeitable right to such an allowance shall be equal to the Normal Retirement Allowance that the Participant would have received, based on the Participant’s Average Final Compensation and Creditable Service at the date of retirement; provided that, if the Participant retires before the sum of such Participant’s age and Creditable Service is 85 years, then the allowance shall be calculated instead by (1) determining the benefit without regard to the Annual Benefit Offset, (2) then reducing the benefit (i) by 3/12ths of 1% for each month (but not to exceed sixty (60) months) by which the date that the allowance commences precedes the month in which the Supplemental Retirement Allowance would have commenced if the Participant retired at Normal Retirement Age, and (ii) by 5/12ths of 1% for each such month in excess of sixty (60) months, and (3) then applying the Annual Benefit Offset. The Early Retirement Allowance payable to a Participant whose age and Creditable Service total at least 85 years shall be equal to the allowance determined in accordance with his Individual Agreement based on Average Final Compensation and Creditable Service at the time of retirement without reduction for commencement of payment prior to Normal Retirement Age.

(d) Notwithstanding the provisions of Section 4.2(c), any Participant entitled to an Early Retirement Allowance who has attained age 60 and completed fifteen (15) years of Creditable Service and who (i) is or was an officer of the Company as of January 1, 1995, at the level of Senior Vice President or above, and covered by an individual employment agreement with the Company that was approved by the Board of Directors, or (ii) is or was a senior executive designated by the Compensation Committee as eligible to receive a minimum allowance, shall receive an annual Early Retirement Allowance that, when added to the Actuarial Equivalent of any retirement allowance paid or payable to such Participant under the Retirement Plan and any Other Plans, assuming that the Participant began to receive his benefit under the Retirement Plan and Other Plans at the same time that the Early Retirement Allowance commences under the Plan (expressed as an annual benefit in a form that is the same as the form in which the Supplemental Retirement Allowance is payable), is not less than fifty percent (50%) of the Participant’s Average Final Compensation, reduced by 4/12ths of 1% for each month by which the Participant’s date of retirement precedes Normal Retirement Age. The allowance under the Retirement Plan and Other Plans described in the immediately preceding sentence shall be calculated in a manner similar to that set forth in the definition of the Annual Benefit Offset.

(e) The annual Hardship Retirement Allowance for Participants who have a Nonforfeitable right to such an allowance shall be equal to the Normal Retirement Allowance determined in accordance with a Participant’s Individual Agreement, based on the Participant’s Average Final Compensation and Creditable Service at the date of retirement; provided that such allowance shall in no event be less than the Early Retirement Allowance to which such Participant would be entitled upon retirement under Sections 4.2(c) and 4.2(d), if applicable.

4.3 Six-Month Delay in Payment for Specified Employees.

To the extent that any amount payable under the Plan, including a Supplemental Retirement Allowance, constitutes an amount payable following a “separation from service” (as that term is defined in Section 409A), then, notwithstanding any other provision in the Plan to the contrary, such amount will not be paid to the Participant during the six-month period immediately following such Participant’s “separation from service” if such Participant is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Company) on the “separation from service” date. During the seventh month following the month in which such “separation from service” occurs, all amounts that otherwise would have been paid to such Participant during that six-month period, but were not so paid due to this Section 4.3, will be paid to such Participant in a single lump-sum payment. This six-month delay will cease to be applicable if the Participant “separates from service” due to death or if the Participant dies before the six-month period has elapsed.

Amounts that are not paid to a Participant because of this Section 4.3 at the time such amounts otherwise would have been paid to such Participant will accrue interest from the date such amount would have been paid to such Participant but for this Section 4.3 through the day immediately preceding the date that such amount is actually paid to such Participant. Such interest shall accrue at the rate set forth from time to time in Section 1.1(b) of the Retirement Plan and shall be paid to such Participant at the same time that the underlying amounts are paid to such Participant.

4.4 Restoration to Service.

If a Participant who retired or otherwise terminated employment with the Company and its Subsidiaries is restored to service, such restoration will not affect the continued payment of his Supplemental Retirement Allowance, if any. Upon his subsequent retirement or termination, in order to prevent any duplication of benefits under the Plan, any additional Supplemental Retirement Allowance shall be recomputed by taking into account any Supplemental Retirement Allowance accrued by the Participant before and after his restoration to service, and will be reduced by the Actuarial Equivalent of the Supplemental Retirement Allowance already received or being received by such Participant, if any.

SECTION 5

BENEFICIARY RETIREMENT ALLOWANCES

5.1 Beneficiary’s Allowance.

(a) The circumstances under which a Participant’s Beneficiary will receive a Beneficiary’s Allowance as a result of the Participant’s death are set forth in the Participant’s Individual Agreement. In no event will a Participant’s Beneficiary be entitled to a Beneficiary’s Allowance if such Participant has begun to receive his Supplemental Retirement Allowance.

(b) The time and form of payment of any Beneficiary’s Allowance, and the method for calculating the amount of such Beneficiary’s Allowance, are set forth in the Participant’s Individual Agreement. To the extent that any such Individual Agreement does not provide for a time and form of payment of the Beneficiary’s Allowance, or the method for calculating the amount of such Beneficiary’s Allowance, then the Beneficiary’s Allowance shall be paid in a single lump sum during the month following the month of the Participant’s death or following the month in which the Participant would have attained age 55, whichever is later, which lump sum will be the Actuarial Equivalent of the Supplemental Retirement Allowance (based on the Participant’s Creditable Service as of his date of death) that the Beneficiary would have received if the Participant had retired and begun to receive his Supplemental Retirement Allowance in the form of a 100% joint and survivor annuity with such Beneficiary on the date of death, or on the date such Participant would have attained age 55, if later. Notwithstanding the foregoing, if the Participant was married or had a Domestic Partner on the date of the Participant’s death, and the Beneficiary’s Allowance is payable to such spouse or Domestic Partner, then the Beneficiary’s Allowance shall not be less than an amount equal to twenty percent (20%) of the Participant’s annual rate of Compensation at the time of his death, less the Actuarial Equivalent of the amount of any death benefit allowance (expressed as an annual amount payable for the life of the Beneficiary and commencing on the same date that the Beneficiary’s Allowance commences, regardless of whether the Beneficiary is the actual recipient of such death benefit allowance) paid or payable on behalf of such Participant under the Retirement Plan and any Other Plans.

(c) In the event of the Participant’s death before his “separation from service” (as that term is defined in Section 409A), then the allowance payable under the Plan on his behalf will be payable pursuant to this Section 5 (i.e., the Beneficiary’s Allowance and the Dependent Children’s Allowance, if any). In the event of the Participant’s death after his “separation from service,” then any remaining payments under his Supplemental Retirement Allowance will be paid to his Beneficiary in a single lump-sum payment, payable during the month following the month in which the Participant dies, and no allowance will be payable pursuant to this Section 5.

5.2 Dependent Children’s Allowance.

(a) Each Dependent Child, up to a maximum of four (4) such children, shall receive a Dependent Children’s Allowance, which is a yearly allowance equal to ten percent (10%) of the yearly amount of the Beneficiary’s Allowance calculated under Section 5.1 at the time of the Participant’s death (calculated as if the Beneficiary is the Surviving Spouse or Domestic Partner even if such allowance is not payable to such Surviving Spouse or Domestic Partner), plus ten percent (10%) of the yearly benefits that are payable to the Surviving Spouse or the Participant’s Domestic Partner under the Retirement Plan and any Other Plan (or would be payable if such benefits were payable to such Surviving Spouse or Domestic Partner) (based on the assumption that benefits commence under such plans on the same date as benefits commence hereunder).

(b) For purposes of Section 5.2(a), if the Participant’s spouse or Domestic Partner predeceases the Participant, then the allowance under Section 5.1 shall be determined as if such spouse or Domestic Partner had not predeceased the Participant and as if yearly benefits under the Retirement Plan and any Other Plan are payable to such predeceased spouse or Domestic Partner, and shall be based upon such spouse’s or Domestic Partner’s actuarially determined life expectancy as of the date of such spouse’s or Domestic Partner’s death.

(c) For purposes of Section 5.2(a), in the event that the Participant had no spouse or Domestic Partner, other than for the reason that the spouse or Domestic Partner predeceased the Participant, then the allowance under Section 5.1 shall be based upon the assumption that the Participant had a spouse or Domestic Partner who was five (5) years younger than the Participant, that any yearly benefits payable under the Retirement Plan and any Other Plan are payable to such assumed spouse or Domestic

Partner, and that the spouse’s or Domestic Partner’s allowance under Section 5.1 had commenced on the date of the Participant’s death.

(d) For purposes of Section 5.2(a), in the event that the spouse or Domestic Partner of a Participant dies prior to commencement of the Beneficiary’s Allowance, then the amount of the Dependent Children’s Allowance hereunder shall be determined on the assumption that the allowance under Section 5.1 had commenced on the date of the spouse’s or Domestic Partner’s death and that any yearly benefits payable under the Retirement Plan and any Other Plan had commenced on the date of the spouse’s or Domestic Partner’s death.

(e) The Dependent Children’s Allowance hereunder shall begin to be paid at the time and in the form set forth in the Participant’s Individual Agreement and shall continue to be paid to the Dependent Children in accordance with the terms of such Individual Agreement.

(f) Notwithstanding anything in this Section 5.2 to the contrary, a Participant’s Individual Agreement may vary the terms and conditions under which any Dependent Children’s Allowance will be payable on behalf of such Participant.

(g) The amount of any Beneficiary’s Allowance payable under Section 5.1 shall not be reduced due to the payment of a benefit under this Section 5.2 to one or more Dependent Children.

SECTION 6

FORMS OF PAYMENT

6.1 Form of Payment Election. The form of payment of a Participant’s Supplemental Retirement Allowance is set forth in his Individual Agreement. Notwithstanding the foregoing, certain Participants made a separate payment election prior to January 1, 2009 in accordance with transition rules issued under Section 409A. Those elections remain valid except to the extent superseded prior to January 1, 2009 by an Individual Agreement.

6.2 Automatic Form.

(a) In the event that no form of payment election or provision is in effect with respect to any Participant, then such Participant will be deemed to have elected to have his Supplemental Retirement Allowance payable as follows: (i) 80% of the Actuarial Equivalent value of the Supplemental Retirement Allowance will be paid in a lump sum during the month in which the Supplemental Retirement Allowance is payable (the “Lump-Sum Payment Month”); and (2) 20% of the Actuarial Equivalent

value of the Supplemental Retirement Allowance will be paid in sixty equal, monthly installments beginning during the Lump-Sum Payment Month. Notwithstanding the foregoing, any payment of the Supplemental Retirement Allowance is subject to Section 4.3.

(b) Notwithstanding anything contained in the Plan to the contrary, during the two-year period immediately following a “change in control event” (as that term is defined in the final regulations issued under Section 409A), the automatic form of payment of a Supplemental Retirement Allowance shall be a single lump-sum payment in cash, provided that a Participant’s Individual Agreement may expressly supersede this Section 6.2(b) and, subject to complying with Section 409A, provide for a different time and form of payment during such two-year period.

6.3 Automatic Cash-Out of Benefits.

Notwithstanding anything in the Plan or a Participant’s Individual Agreement to the contrary, if, at the time payment is due or at any time thereafter, the Actuarial Equivalent present value of any Supplemental Retirement Allowance payable to a Participant (including the value of any benefit payable to his Surviving Spouse or Domestic Partner after his death) is less than or equal to the then-applicable dollar amount under Code Section 402(g)(1)(B), then the Company will pay the Participant or his Beneficiary, as applicable, a cash lump-sum payment, regardless of the form and timing of benefit payments that the Participant had previously elected, if any, or is otherwise entitled to; provided that such payment by the Company may only be made if the payment is made in connection with the termination and liquidation of such Participant’s interests in all arrangements that would constitute nonqualified deferred compensation plans under Code Section 409A and that would be aggregated with the Plan pursuant to Treasury Regulation § 1.409A-1(c)(2). Any such payment will be made by the Company no later than December 31 of the year in which the benefit becomes payable in a lump sum pursuant to the cash-out rules of this Section 6.3 or, if later, by the 15th day of the third month following the month in which the Participant’s “separation from service” occurs.

SECTION 7

ADMINISTRATION OF THE PLAN AND GOVERNING LAW

7.1 Except as otherwise specifically provided in the Plan, the Retirement Board shall be the administrator of the Plan. The Retirement Board shall have full authority to determine all questions arising in connection with the Plan, including the discretionary authority to interpret the Plan, to adopt procedural rules, and to employ and rely on such legal counsel, actuaries, accountants, and agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Retirement Board shall be conclusive and binding on all persons. The Retirement Board shall provide to the trustee of any Trust established pursuant to Section 1 such certification or other documentation as may be required by the trustee in connection with the payment of benefits to Participants. Unless otherwise determined by the Company, the membership of the Retirement Board shall be established pursuant to the provisions of the Retirement Plan from time to time. The Retirement Board may from time to time, in its discretion, delegate any authority and responsibility it may have for the administration and operation of the Plan to such individuals and bodies as it may determine.

7.2 After a Change in Control, the Retirement Board may be changed by the Company only with the consent of a majority of the Participants (excluding Beneficiaries).

7.3 Except as otherwise provided by applicable law, all rights hereunder shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8

CERTAIN RIGHTS AND LIMITATIONS

8.1 The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for the continuation of his employment, nor shall it interfere with the rights of the Company or a Subsidiary to discharge any employee and to treat such employee without regard to the effect that such treatment might have upon such employee as a Participant in the Plan.

8.2 If the Retirement Board shall find that a Participant or other person entitled to a benefit is unable to care for his affairs because of illness or accident, or if such person is a minor, then the Retirement Board may direct that any benefit payment due to such Participant or other person, unless claim shall have been made therefor by a duly appointed legal representative, be paid on such Participant’s or other person’s behalf to such Participant’s or other person’s spouse, child, parent, or other blood relative, or to a person with whom the Participant or other person resides. Any such payment so made shall be a complete discharge of the liabilities of the Plan with respect to such Participant or such other person.

8.3 Each Participant, before any benefit shall be payable to or on behalf of such person under the Plan, shall file with a member of the Retirement Board, at least thirty (30) days prior to the time of retirement or, in the case of a Vested Participant, prior to the earliest date that his benefit can commence, such information, if any, as shall be required to establish such person’s rights and benefits under the Plan.

8.4 Except as otherwise provided in Section 8.10, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, attachment, encumbrance, or charge, and any attempt to do so shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit.

8.5 The obligation of the Company to make or continue payment of any benefits hereunder shall cease with respect to any Participant who (a) at any time is convicted of a crime involving dishonesty or fraud relating to the Company, (b) at the time, without the Company’s written consent, knowingly uses or discloses any confidential or proprietary information relating to the Company, or (c) within three years following termination of employment, without the Company’s written consent, accepts employment with, or provides consulting services to, a principal competitor of the Company.

8.6 Except to the extent that a Participant has a Nonforfeitable right to a benefit pursuant to Section 9, if, after written notice by the Company, the Participant declines retirement at the request of the Company, or if the Participant’s voluntary retirement (other than for disability) prior to age 62 is not approved by the Company, then the Retirement Board shall have the right to cause forfeiture of any benefit to or on account of the Participant under the Plan.

8.7 All benefits payable under the Plan shall be payable by the Company from its general assets. The Plan shall not be funded by the Company. However, solely for its own convenience, the Company reserves the right to provide for payment of benefits hereunder through a trust, which trust may be irrevocable, but the assets of which shall be subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency, as defined in the Trust established pursuant to Section 1. In no event shall the Company be required to segregate any amount credited to any account, which shall be established merely as an accounting convenience; no Participant, Beneficiary, Surviving Spouse, Domestic Partner, or Dependent Child shall have any rights whatsoever in any specific assets of the Company or the Trust.

8.8 When payments commence under the Plan, the Company shall have the right to deduct from each payment made under the Plan any required withholding taxes.

8.9 Notwithstanding any other provision of the Plan to the contrary, the Company shall make payments hereunder before such payments are otherwise due if it determines that a Participant or Beneficiary has recognized income for federal income tax purposes under Section 409A with respect to amounts that are or will be payable to him under the Plan. The amount of any such payment may not exceed the amount that such

Participant or Beneficiary has recognized under Section 409A with respect to amounts that are or will be payable to him under the Plan.

8.10 Notwithstanding any other provision of the Plan to the contrary, the Company shall make payments hereunder to an individual other than the Participant before such payments are otherwise due to the Participant if the Company determines that such payments are being made in order to fulfill the requirements of a “domestic relations order” (as defined in Section 414(p)(1)(B) of the Code).

SECTION 9

AMENDMENT AND TERMINATION OF THE PLAN

9.1 Right to Amend.

The Board of Directors (or the Compensation Committee to the extent it has been delegated authority) reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend or modify, in whole or in part, any or all of the provisions of the Plan pursuant to its normal procedures; provided that no such modification or amendment shall adversely affect the rights and benefits of Participants that had accrued or become Nonforfeitable under the Plan prior to the date that such amendment or modification is adopted or becomes effective, whichever is later. For purposes of this Section 9, “accrued” benefits refer to the benefits to which a Participant would be entitled, based on his Creditable Service and Compensation as of the date that the determination is made, as if the Participant had a Nonforfeitable right to benefits as of such date.

9.2 Right to Terminate.

The Board of Directors (or the Compensation Committee to the extent it has been delegated authority) may terminate the Plan for any reason at any time, provided that such termination shall not adversely affect the rights and benefits of Participants that had accrued or become Nonforfeitable under the Plan prior to the date that the termination is adopted or made effective, whichever is later.

9.3 Effect of Plan Termination on Benefits.

(a) In the event that the Plan is terminated, then each Participant, whether or not such Participant has met the age or service requirements to be entitled to a benefit under the Plan or under the Retirement Plan, shall have a Nonforfeitable right to: (i) the Supplemental Retirement Allowance described in Section 4 that such Participant had accrued through the date of Plan termination; and (ii) to the death benefits described in Section 5, based upon the Section 4 benefits accrued by the Participant through the date of Plan termination.

(b) For purposes of Section 4, such accrued benefit shall be computed in accordance with the Participant’s Individual Agreement as though the date of Plan termination were the Participant’s date of retirement, provided that (i) if the Participant is younger than 55, his minimum percentage benefit described in Section 4.2(c) shall be determined upon the assumption that the Participant were age 55, and such minimum benefit shall then be multiplied by a fraction, the numerator of which is the Participant’s years of Creditable Service and the denominator of which is his years of such Creditable Service projected to age 55, and (ii) if the Participant terminates employment involuntarily before he attains age 65 and before his age and Creditable Service total 85 years, and his Supplemental Retirement Allowance commences on or after the date that his age and Creditable Service would have totaled 85 years if his employment with the Company or a Subsidiary had continued, or it commences on or after his attainment of age 65, then his Supplemental Retirement Allowance shall be computed without applying the reduction for early commencement. This Section 9.3(b) applies to the computation of the amount of the Supplemental Retirement Allowance; the timing of the payment of the allowance is set forth in Section 9.3(c) below. A Participant who does not have an Individual Agreement at the time of Plan termination will continue to receive his Supplemental Retirement Allowance in accordance with the then-existing terms for his Supplemental Retirement Allowance.

(c) The payment of the Supplemental Retirement Allowance described in this Section 9.3 shall continue to be payable at time or times and in such form as is provided in the Participant’s Individual Agreement (and to the extent not so provided in such Individual Agreement, in accordance with the other Sections of the Plan).

9.4 Effect of Plan Amendment on Benefits.

In the event that the Plan is amended or modified, in whole or in part, to reduce future accruals of benefits, Supplemental Retirement Allowances, Beneficiary’s Allowances, or Dependent Children’s Allowances, then the Participants affected by any such amendment or modification shall, except as otherwise agreed to in writing by any such Participant, be treated, with respect to the Supplemental Retirement Allowance or death benefits based thereon that accrued through the date of such amendment or modification and which allowance or benefits were affected by such amendment or modification, as if the Plan were terminated as of such date and their rights and entitlement to these benefits shall be determined under Section 9.3; provided that such Participants shall be entitled to continue to accrue benefits after the date of such amendment or modification under such modified or amended terms of the Plan.

9.5 Effect of a Change of Control.

In the event of a Change of Control, then, with respect to any person who is an Active Participant at the time of the Change of Control who subsequently ceases for any reason, other than a voluntary termination of employment as defined in Section 9.6, to be an Active Participant, such person shall have a Nonforfeitable right to (a) the Supplemental Retirement Allowance described in Section 4 that such person had accrued through the date of termination of employment and (b) to the Beneficiary’s Allowance and Dependent Children’s Allowance described in Section 5, based upon the Section 4 benefits accrued by such person through the date of termination of employment. Such person’s right and entitlement to the Supplemental Retirement Allowance, Beneficiary’s Allowance, and Dependent Children’s Allowance shall be calculated in accordance with Section 9.3(b) and shall be payable in accordance with Section 9.3(c).

9.6 Voluntary Termination of Employment.

For purposes of Section 9.5, a voluntary termination of employment shall mean any termination initiated by the Participant except a termination initiated after:

(a) any substantial adverse change in position, duties, title, or responsibilities, other than merely by reason of the Company ceasing to be a publicly-traded corporation;

(b) any material reduction in base salary or, unless replaced by equivalent arrangements, any material reduction in annual bonus opportunity or pension or welfare benefit plan coverages;

(c) any relocation required by the Company to an office or location more than 25 miles from the Participant’s then-current regular office or location; or

(d) any failure of the Company to obtain the agreement of a successor entity to assume the obligations set forth hereunder, provided that the successor has had actual notice of the existence of this arrangement and an opportunity to assume the Company’s responsibilities hereunder during a period of at least ten (10) business days after receipt of such notice;

provided that, in order for a particular event to be treated as an exception to a “voluntary termination,” a Participant must assert such exception within 180 days after first having actual knowledge of the events giving rise thereto by giving the Company written notice thereof and an opportunity to cure. Notwithstanding the foregoing, in the event that any employment agreement between the Participant and the Company or a Subsidiary in effect at the time of such employment termination provides a definition of “constructive termination” or termination for “good reason” or similar terminology, then such definition shall govern over the events described in this Section 9.6 to the extent that it provides additional exceptions to the events that are considered a voluntary termination.

9.7 Effect of Merger or Acquisition.

If any company now or hereafter becomes a Subsidiary of the Company, then the Board of Directors (or the Compensation Committee to the extent that it has been delegated authority) may include an employee of such Subsidiary in the membership of the Plan upon appropriate action by such company. In such event, or as a result of the merger or consolidation, or the acquisition by the Company, of all or part of the assets or business of another company, then the Board of Directors (or the Compensation Committee to the extent that it has been delegated authority) shall determine to what extent, if any, benefits shall be granted for previous service with such Subsidiary or other company. Notwithstanding the foregoing, no individual may become a participant in the Plan after December 31, 2008.

SECTION 10

CLAIM PROCEDURES

10.1 Every claim for benefits under the Plan shall be in writing directed to a member of the Retirement Board.

10.2 Each claim filed shall be decided by the Retirement Board within a reasonable time from its receipt, but not later than 90 days after receipt of the claim by the Retirement Board (unless special circumstances require an extension of such time, in which case a detailed written notice of such extension will be given to the claimant within the initial 90-day period and such claim shall be decided no later than 180 days after receipt of the claim by the Retirement Board). A claim that is not decided within the applicable time period may be considered to be denied. If a claim is denied in whole or in part, then the claimant shall be given written notice of the denial in language calculated to be understood by the claimant, which notice shall:

(a) specify the reason or reasons for the denial;

(b) specify the Plan provisions giving rise to the denial; and

(c) describe any further information or documentation necessary for the claim to be honored, explain why such documentation or information is necessary, and explain the Plan’s review procedure.

10.3 Upon written request of any claimant whose claim has been denied in whole or in part, the Retirement Board shall make a full and fair review of the claim and furnish the claimant with a written decision concerning it. Such request for review must be made by the claimant to any member of the Retirement Board within 60 days following the claimant’s receipt of the benefit denial (or the claim being deemed denied), and any such review will take into account all documents and information submitted by the claimant upon review, whether or not such documents and information were submitted or considered as part of the initial claim. As part of the review process, a claimant shall:

(a) have the opportunity to submit written comments, documents, records, and other information relating to the claim; and

(b) be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

10.4 Each request for review filed shall be decided by the Retirement Board within a reasonable time from its receipt, but not later than 60 days after receipt of the request by the Retirement Board (unless special circumstances require an extension of such time, in which case a detailed written notice of such extension will be given to the claimant within the initial 60-day period and such claim shall be decided no later than 120 days after receipt of the claim by the Retirement Board). A request for review that is not decided within the applicable time period may be considered to be denied. If a request for review is denied in whole or in part, then the claimant shall be given written notice of the denial in language calculated to be understood by the claimant, which notice shall:

(a) specify the reason or reasons for the denial;

(b) specify the Plan provisions giving rise to the denial;

(c) state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

(d) contain a statement of any rights that the claimant may have to bring a civil action under Section 502(c) of the Employee Retirement Income Security Act of 1974, as amended.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this 7th day of November, 2008, effective as of January 1, 2009.

AVON PRODUCTS, INC.

By:	/s/ Kim K.W. Rucker
Name: Kim K.W. Rucker Title: Senior Vice President and General Counsel